UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 21, 2025

URGENT.LY INC.

(Exact name of registrant, as specified in its charter)

Delaware	001-41841	46-2848640
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8609 Westwood Center Drive, Suite 810

Vienna, VA 22182

(Address of principal executive

offices)

Registrant's telephone number, including area code: (571) 350-3600

Former name or address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ULY	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2025, Timothy C. Huffmyer, Chief Financial Officer of Urgent.ly Inc. (the “Company”) tendered his resignation as Chief Financial Officer to be effective as of June 6, 2025 (the “Resignation Date”). The Company is appreciative of the service of Mr. Huffmyer, and we expect that his departure is not the result of any disagreement he has with the Company on any matter relating to the Company’s operations, policies and practices, including any matters concerning the Company’s controls or any financial or accounting-related matters or disclosures.

On May 27, 2025, the Company announced the appointment of Michael Port as Chief Financial Officer of the Company, effective June 6, 2025. Mr. Port will also serve as the Company’s principal financial officer and principal accounting officer. A copy of the press release announcing Mr. Port’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Mr. Port, age 60, has served as Senior Vice President of Finance of the Company since May 2025. Mr. Port previously served as Vice President of Finance and Controller of Lordstown Motors Corp. (“Lordstown”), an electric vehicle original equipment manufacturer and innovator, from September 2021 until June 2023, then Mr. Port consulted with Lordstown’s successor company, Nu Ride, Inc. (“Nu Ride”), providing transition services to Nu Ride’s management team. Mr. Port previously served as Chief Financial Officer of Energy Focus Inc., a manufacturer of LED lighting products and as an operational and strategic advisor to various manufacturing and service companies through MHPort Consulting LLC, a consulting company he founded in 2018. Mr. Port holds a Bachelor of Science in Business Administration degree in Accounting from The Ohio State University and a Master of Business Administration degree from the Weatherhead School of Management at Case Western Reserve University.

There are no arrangements or understandings between Mr. Port and any other person pursuant to which he was appointed Chief Financial Officer. Mr. Port does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Mr. Port has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act.

The Company and Mr. Port entered into a promotion letter dated May 27, 2025 (the “Promotion Letter”), pursuant to which the Company agreed to provide Mr. Port with the following compensation in connection with his service as Chief Financial Officer: (i) an initial annual base salary of $300,000; (ii) an annual target bonus of up to 30% of his base salary, which annual bonus earned with respect to 2025 will be prorated based on the number of days Mr. Port is employed by the Company as Chief Financial Officer during calendar year 2025; (iii) a one-time bonus of $50,000, to be paid on February 1, 2026, subject to Mr. Port’s continued service through February 1, 2026; and (iv) subject to the approval of the Company’s Board of Directors (including an authorized committee), restricted stock units under the 2023 Equity Incentive Plan covering 5,000 shares of the Company’s common stock (the “RSUs”). The RSUs will vest on February 1, 2026, subject to Mr. Port’s continued service through February 1, 2026. In the event that Mr. Port’s employment is terminated involuntarily without “cause” (as defined in the Promotion Letter) prior to February 1, 2026, the one-time bonus will be accelerated and paid to Mr. Port in full within 30 days of his final day with the Company, and the RSUs will accelerate vesting effective as of Mr. Port’s final day with the Company, subject to Mr. Port’s execution of the Company’s standard form of severance agreement and release of claims.

The foregoing description of the Promotion Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Promotion Letter, which the Company plans to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. The Company intends to file an amendment to this Current Report on Form 8-K following determination of any material separation arrangements in connection with Mr. Huffmyer’s departure as Chief Financial Officer of the Company.

In addition, Mr. Port will enter into the Company’s standard form of indemnification agreement for officers and directors, a copy of which was filed with the Securities and Exchange Commission on June 22, 2023 as Exhibit 10.5 to the Company’s Registration Statement on Form S-4/A.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated May 27, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: May 27, 2025

URGENT.LY INC.

By:	/s/ Matthew Booth
Matthew Booth
Chief Executive Officer